Exhibit 26(h) i. i. i1.

AMENDMENT NO. 2 TO THE PARTICIPATION AGREEMENT

Pursuant to the Participation Agreement, made and entered into as of the 19th day of August, 1999, and as amended on November 16, 2001, by and among MFS® Variable Insurance Trustsm, C.M. Mutual Life Insurance Company, and Massachusetts Financial Services Company, the parties hereby agree to an amended Schedule A as attached hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Participation Agreement to be executed in its name and on its behalf by its duly authorized representative. The Amendment shall take effect on May 1, 2003.

C.M. MUTUAL LIFE INSURANCE COMPANY
By its authorized officer,

By:	/s/ David O’Leary
Title:	SVP

MFS VARIABLE INSURANCE TRUST, On behalf of the Portfolios
By its authorized officer and not individually,

By:	/s/ James R. Bordewick, Jr.
James R. Bordewick, Jr.
Assistant Secretary

MASSACHUSETTS FINANCIAL SERVICES COMPANY
By its authorized Officer,

By:	/s/ Stephen E. Cavan
Stephen E. Cavan
Senior Vice President

As of May 1, 2003

SCHEDULE A

ACCOUNTS, POLICIES AND PORTFOLIOS

SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Separate Account and Date Established by Board of Directors	Policies Funded by Separate Account	Portfolios Applicable to Policies
C.M. Multi-Account A	Panorama Premier Panorama Passage MassMutual Artistry	MFS Investors Trust Series MFS New Discovery Series

C.M. Life Variable Life Separate Account I	VUL	MFS Investor Trust Series MFS New Discovery Series

	SVUL	MFS Investor Trust Series MFS New Discovery Series

	SVUL II	MFS Investor Trust Series MFS New Discovery Series